Exhibit 12(b)

                        LEGG MASON, INC. AND SUBSIDIARIES
    Computation of Consolidated Ratios of Earnings to Combined Fixed Charges
                          and Preferred Stock Dividends
                             (Dollars in thousands)


                                           Nine Months
                                              Ended                                 Years Ended March 31,
                                          December, 2004       2004           2003            2002            2001          2000
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
Earnings from continuing                     $ 468,659       $ 472,309     $ 306,856       $ 251,143       $ 261,269      $ 250,391
 operations before income
 tax provision
Fixed Charges:
  Interest Expense                              55,031          63,155        85,997         125,342         173,359        131,534
  Portion of rental expenses
     representative of interest factor*         16,166          21,554        21,760          22,688          21,696         16,605
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Earnings available for fixed charges         $ 539,856       $ 557,018     $ 414,613       $ 399,173       $ 456,324      $ 398,530
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Fixed Charges:
  Interest Expense                           $  55,031       $  63,155     $  85,997       $ 125,342       $ 173,359      $ 131,534
  Portion of rental expense
     representative of interest factor*         16,166          21,554        21,760          22,688          21,696         16,605
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Total Fixed Charges                          $  71,197       $  84,709     $ 107,757       $ 148,030       $ 195,055      $ 148,139
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Preferred stock dividends                    $     -         $    -        $    -          $   -           $   -          $   -
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Consolidated ratio of earnings                     7.6             6.6          3.8             2.7              2.3           2.7
 to combined fixed charges and preferred
 stock dividends
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



* The portion of rental expense representative of interest factor is calculated as one third of the total of Rent, Marketing Data Services, Maintenance, DP Service Bureau and Equipment Rental expenses.